Exhibit 2.3
MORTGAGE, SECURITY AGREEMENT,
FINANCING STATEMENT AND
ASSIGNMENT OF PRODUCTION
FROM
AMERICAN OIL & GAS INC.
TO
HESS CORPORATION
DATED EFFECTIVE AS OF AUGUST 27, 2010
“THIS INSTRUMENT CONTAINS AFTER ACQUIRED PROPERTY PROVISIONS.”
“THE OIL AND GAS INTERESTS INCLUDED IN THE MORTGAGED PROPERTY WILL BE FINANCED AT THE WELLHEADS OF THE WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO, AND THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.”
“THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.”
FOR PURPOSES OF FILING THIS INSTRUMENT AS A FINANCING STATEMENT, THE MAILING ADDRESSES AND FEDERAL TAX IDENTIFICATION NUMBER OF THE MORTGAGOR AND THE MAILING ADDRESS OF THE BANK ARE AS FOLLOWS:

MORTGAGOR	AMERICAN OIL & GAS INC.
Federal Tax ID #	88-0451554
Address	1050 17th Street, Suite 2400
Denver, CO 80265

MORTGAGEE	HESS CORPORATION
Address	1185 Avenue of the Americas
New York, NY 10036
ATTENTION OF RECORDING OFFICER:
This instrument is a mortgage of both real and personal property and is, among other things, a security agreement under the Uniform Commercial Code and a financing statement under the Uniform Commercial Code. This instrument creates a lien on rights in or relating to the lands of the Mortgagor which are described in Exhibit A hereto.

THIS MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT, AND ASSIGNMENT OF PRODUCTION (as originally executed or as it may from time to time be supplemented or amended by one or more instruments supplemental hereto, this “Mortgage”) dated effective as of August 27, 2010, is from AMERICAN OIL & GAS INC., a Nevada corporation whose address is 1050 17th Street, Suite 2400, Denver, CO 80265 (“Mortgagor”), to HESS CORPORATION, a Delaware corporation whose address is 1185 Avenue of the Americas, New York, NY 10036, as Mortgagee (“Lender”).
W I T N E S S E T H:
Each capitalized term used in this Mortgage (including, without limitation, in the introductory paragraph or recitals hereof) and which is not otherwise defined in this Mortgage shall have the meaning assigned to such term in the Loan Agreement (as defined in Section 1.1(a) hereof).
For all purposes of this Mortgage, unless the context otherwise requires:
A. “Environmental Law” shall mean any and all federal, state, and local laws and statutes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions imposing liability or standards of conduct concerning or otherwise relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, recycling, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
B. “Event of Default” shall mean any “Event of Default” (as defined in the Loan Agreement) or the occurrence of any event identified in Section 2.7(a), 2.7(b) or 2.12 of this Mortgage as being an “Event of Default”.
C. “Hydrocarbons” shall mean oil, crude oil and petroleum products, gas and other liquid or gaseous hydrocarbons.
D. “Indebtedness” shall have the meaning set forth in Section 1.2 hereof.
E. “Lands described in Exhibit A” shall include all lands or oil and gas interests, the description of which is contained in Exhibit A, and shall also include any lands or oil and gas interests now or hereafter unitized or pooled with lands or oil and gas interests which are described in Exhibit A.

F. “Lien” shall mean, with respect to any property, any mortgage, lien, security interest, assignment of production, pledge, charge, burden, or encumbrance of any kind or character imposed upon any property by which it is made security for the performance of an act or obligation.
G. “Loan Agreement” shall have the meaning set forth in Section 1.1(a) hereof.
H. “Mortgage” shall have the meaning set forth in the introductory paragraph of this Mortgage.
I. “Mortgaged Property” shall have the meaning set forth in the sentence immediately following Granting Clause (g).
J. “Oil and Gas Leases” shall include oil, gas and mineral leases and shall also include subleases and assignments of operating rights.
K. “Operating Equipment” shall mean all surface or subsurface machinery, equipment, facilities or other property of whatsoever kind or nature (excluding drilling rigs, trucks, automotive equipment or other property taken to the premises to drill a well or for other similar temporary uses) now or hereafter located on any of the Lands described in Exhibit A which is used or useful for the production, treatment, storage or transportation of Hydrocarbons, including, but not limited to, all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, heater treaters, valves, gun barrels, flow lines, tanks, gas systems and compressors (for gathering, treating and compression), water systems (for treating, disposal and injection), pipelines (including gathering lines, laterals and trunklines, if any), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks and shipping facilities.
L. “Production Sale Contracts” shall mean all contracts now in effect, or hereafter entered into by the Mortgagor, or any of the Mortgagor’s predecessors in interest, for the sale, purchase, exchange or processing of Hydrocarbons produced from the Lands described in Exhibit A attached hereto and made a part hereof, as amended from time to time.
M. “UCC” shall mean the Uniform Commercial Code of the State of North Dakota as in effect from time to time.

NOW, THEREFORE, the Mortgagor, for and in consideration of the premises and the sum of TEN DOLLARS ($10.00) and other good and valuable consideration paid to the Mortgagor, the receipt and sufficiency of which are hereby acknowledged, does grant, bargain, sell, warrant, mortgage, assign, transfer and convey, with power of sale hereby granted, unto the Lender, and to its successor or successors all of the Mortgagor’s right, title and interest, whether now owned or hereafter acquired, in, to and under all Oil and Gas Leases and all other oil and gas interests specifically described in Exhibit A, together with all of the Mortgagor’s rights, title and interest in all of the hereinafter described properties, rights and interests; and, insofar as such properties, rights and interests consist of equipment, general intangibles, accounts, chattel paper, contract rights, inventory, fixtures, proceeds of collateral or any other personal property of a kind or character defined in or subject to the applicable provisions of the UCC, the Mortgagor hereby grants to the Lender a security interest therein; namely:
(a) the Lands described in Exhibit A, all oil and gas interests described in Exhibit A, and all Oil and Gas Leases, mineral, overriding royalty, royalty and other interests which are specifically described in Exhibit A;
(b) all presently existing unitization and pooling agreements, as amended from time to time, and the properties covered and the units created thereby (including all units formed under orders, regulations, rules or other official acts of any federal, state or other governmental agency having jurisdiction) which are referred to in Exhibit A or which relate to any of the properties and interests referred to in Exhibit A, whether or not the same are described with specificity;
(c) all Hydrocarbons which are in, under, upon, attributable to, produced or to be produced from the oil and gas interests and the Lands described in Exhibit A, and all inventory thereof upon extraction from the wellhead or minehead (the “Subject Hydrocarbons”);
(d) the Production Sale Contracts, and all accounts (as defined in the UCC) resulting from the sale of Subject Hydrocarbons at the wellhead or minehead or otherwise;
(e) all Operating Equipment;
(f) without limitation of the foregoing, all other right, title and interest in any real or personal property of the Mortgagor of whatever kind or character, now owned or hereafter acquired by Mortgagor related to the Lands and specifically excluding the Specified Properties (as defined in the Merger Agreement); and
(g) all proceeds and products of the foregoing and all accessions thereto and substitutions therefor, together with any and all corrections or amendments to, or renewals, extensions or ratifications of, any of the same, or of any instrument relating thereto, and all rights-of-way, franchises, licenses, permits, certificates of public conveniences and necessity, easements, contractual rights, tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, and all other things of value and incident thereto which the Mortgagor might at any time have or be entitled to.

All of Mortgagor’s undivided interests specified in Exhibit A in, to and under the Oil and Gas Leases and other oil and gas interests specifically described in Exhibit A, and all of Mortgagor’s right, title and interest in and to the aforesaid properties, rights and interests, together with any additions thereto which may be subjected to the Lien of this Mortgage pursuant to paragraph (f) above or otherwise, are hereinafter referred to as the “Mortgaged Property”.
Subject, however, to (i) the terms of all valid and subsisting interests, matters, and agreements of record that burden any of the Mortgaged Property and all applicable Laws, (ii) the restrictions, exceptions, reservations, conditions, limitations, interest and other matters, if any, set forth or referred to in the specific descriptions of such properties and interests in Exhibit A (including all presently existing royalties, payments out of production and other burdens which are referred to in Exhibit A and which are taken into consideration in computing the decimal fractional net revenue interest as set forth in Exhibit A), (iii) the assignment of production contained in Article 3 hereof, (iv) the condition that the Lender shall not be liable in any respect for the performance of any covenant or obligation of the Mortgagor in respect of the Mortgaged Property, and (v) any mortgage, charge, lien or other encumbrance granted by the Mortgagor on property in order to secure funds required for the purchase of such property from and after the date hereof.
TO HAVE AND TO HOLD the Mortgaged Property unto the Lender, and to its successor or successors forever to secure the payment of the Indebtedness and to secure the performance of the obligations of the Mortgagor herein contained.
The Mortgagor, in consideration of the premises and to induce the Lender to make loans or extend other accommodations to or for the account of Mortgagor, hereby covenants and agrees with the Lender as follows:
ARTICLE 1 INDEBTEDNESS SECURED
1.1. Indebtedness Secured. The following items of indebtedness are secured hereby:
(a) the obligations of the Mortgagor to the Lender now or hereafter existing under that certain Credit Agreement, dated as of August 27, 2010, by and between the parties hereto and all amendments thereto (the “Loan Agreement”);

(b) any sums advanced or expenses or costs incurred by the Lender (or any receiver appointed hereunder) which are made or incurred pursuant to, or permitted by, the terms hereof or the terms of the Loan Agreement, plus interest thereon at the rate herein specified or otherwise agreed upon by the Mortgagor, from the date of the advances or the incurring of such expenses or costs until reimbursed; and
(c) any extensions or renewals of all such indebtedness described in subparagraphs (a) and (b) above, together with all other and future indebtedness now or hereafter owing by the Mortgagor to the Lender.
1.2. Indebtedness Defined. All the above items of indebtedness referred to in Section 1.1 of this Mortgage are hereinafter collectively referred to as the “Indebtedness”.
ARTICLE 2 PARTICULAR COVENANTS AND
WARRANTIES OF THE MORTGAGOR
2.1. Payment of the Indebtedness. The Mortgagor will duly and punctually repay the Indebtedness and all related Obligations in accordance with the terms of the Loan Agreement.
2.2. Warranties. The Mortgagor represents and warrants to the Lender that:
(a) the Oil and Gas Leases described in Exhibit A hereto (i) are valid, binding and enforceable (subject to lease expirations in the ordinary course of business) by and against the Mortgagor, (ii) have been validly recorded or registered with all relevant Governmental Entities (as defined in the Merger Agreement) so as to provide actual or constructive notice to and be enforceable against all Third Parties (as defined in the Merger Agreement), except for such Oil and Gas Leases described in Exhibit A hereto that do not have recording information but that Mortgagor represents and warrants are being validly recorded or registered, as the case may be, with the relevant Governmental Entities in the ordinary course of Mortgagor’s business, and (iii) have not been terminated;
(b) except (i) as, individually or in the aggregate, would not be material to the Mortgagor, taken as a whole, and (ii) for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, Mortgagor is the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Leases described in Exhibit A hereto, free and clear of all Liens except for (A) free from all Liens whatsoever, except as may be currently of public record, specifically set forth in Exhibit A, as permitted by the Loan Agreement or any Permitted Liens (as defined in the Merger Agreement) and (B) Production Burdens (as defined in the Merger Agreement) set forth on Schedule 3.17(a)(iii) of the Company Disclosure Letter (as defined in the Merger Agreement). For purposes of this Section 2.2, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably; and

(c) the Mortgagor is not obligated, by virtue of any prepayment under any contract providing for the sale by the Mortgagor of Hydrocarbons which contains a “take or pay” clause or under any similar arrangement, to deliver the Subject Hydrocarbons at some future time without then or thereafter receiving full payment therefor. The Mortgagor will warrant and forever defend the Mortgaged Property set forth in Exhibit A unto the Lender against every person whomsoever lawfully claiming or seeking to claim the same or any part thereof and will maintain and preserve the Lien hereby created so long as any of the Indebtedness remains unpaid.
2.3. Further Assurances. The Mortgagor will execute and deliver such other and further instruments and will do such other and further acts as in the opinion of the Lender may be necessary or desirable to carry out more effectually the purposes of this Mortgage, including, without limiting the generality of the foregoing, (a) correction of any defect in violation of Mortgagor’s representation in Section 2.2 of this Mortgage with all due diligence which may hereafter be discovered in the title to the Mortgaged Property or in the execution and acknowledgment of this Mortgage, or any other document used in connection herewith, (b) prompt execution and delivery of all division or transfer orders which in the opinion of the Lender are needed to transfer effectually the assigned proceeds of production from the Mortgaged Property to the Lender and (c) prompt execution and delivery of all documents, agreements, supplements or amendments hereto, as may be required by Lender, to cause any interests not specifically described on Exhibit A, whether now owned or hereafter acquired, to be subjected to this Mortgage as additional security hereunder pursuant to Granting Clause (f).
2.4. Operation of the Mortgaged Property. Subject to Section 2.5 hereof, so long as the Indebtedness or any part thereof remains unpaid, the Mortgagor shall, at the Mortgagor’s own expense:
(a) Do all things necessary to keep unimpaired the Mortgagor’s rights in the Mortgaged Property and not, except in the ordinary course of business, abandon any well without the prior written consent of the Lender;
(b) Cause the Lands described in Exhibit A to be maintained, developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a reasonably prudent operator, and in accordance with generally accepted practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, excepting those being contested in good faith and by appropriate proceedings;
(c) Cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Mortgaged Property, and all expenses incurred in or arising from the operation or development of the Mortgaged Property (except as contested in good faith and by appropriate judicial or other proceedings);

(d) Cause the Operating Equipment to be kept in good and effective operating condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereof or thereto, so that the efficiency of such Operating Equipment shall at all times be properly preserved and maintained, provided that no item of Operating Equipment need be so repaired, renewed, replaced, added to or improved if the Mortgagor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Mortgagor, and that the failure to take such action will not prejudice the interests of the Lender;
(e) Cause the Mortgaged Property to be kept free and clear of Liens of every character, other than Liens permitted by the Loan Agreement;
(f) Maintain or cause to be maintained insurance in accordance with the terms of the Loan Agreement; and
(g) Shall not, without the prior written consent of the Lender, sell, lease, deal with or dispose of any Hydrocarbons, now or hereafter owned by the Mortgagor other than in the ordinary course of business now conducted by the Mortgagor.
2.5. Limitation on Mortgagor’s Obligations with respect to Non-Operated Properties. With respect to Mortgaged Property which is operated by operators other than the Mortgagor, the Mortgagor shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Mortgage which are performable only by such operators and are beyond the control of the Mortgagor; provided, however, that the Mortgagor agrees to promptly take all actions available to the Mortgagor under any operating agreement or otherwise to bring about the performance of any such undertaking required to be performed by such operators. In addition, with respect to that portion of the Mortgaged Property, if any, that consists of royalty interests, overriding royalty interests, production payments, net profits interests, or any other type of non-cost-bearing interest, the Mortgagor shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained in Section 2.4(a)-(d), inclusive.
2.6. Recording, Etc. The Mortgagor will promptly and at the Mortgagor’s expense, record, register, deposit and file this and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to preserve, protect, perfect and renew the Lien hereof as a first Lien on real or personal property (except as set forth herein), as the case may be, and the rights and remedies of the Lender, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any law or regulation of any State or of the United States or of any other competent authority, for the purpose of effectively creating, perfecting, maintaining and preserving the Lien hereof as a first Lien on the Mortgaged Property.

2.7. Sale and Mortgage of the Mortgaged Property. (a) The Mortgagor covenants and agrees that the Lender may, at its sole option, elect to treat any sale, transfer, lease or conveyance, including, without limitation, any granting of an option, right of first refusal or other right to purchase, lease or acquire, of the Mortgaged Property or any part thereof or interest therein, if such sale, transfer, lease or conveyance is not permitted by the Loan Agreement (any such sale, transfer, lease or conveyance not permitted by the Loan Agreement is hereinafter referred to as a “Transfer”) and the Mortgagor has not obtained the prior written consent of the Lender to such Transfer, as an Event of Default and thereupon may invoke any remedies permitted by this Mortgage, provided, however, that any sale of Subject Hydrocarbons in the ordinary course of business shall not be deemed a Transfer for the purpose of this Section 2.7. Without limiting the foregoing option, the Lender may (if it so elects) consent to any proposed Transfer and may require as a condition to its consent incident to any such Transfer, evidence satisfactory to the Lender of the creditworthiness and management ability of any proposed transferee and further that such transferee execute incident to any such Transfer a written assumption agreement in the form and containing such terms as the Lender may require. The consent to any proposed Transfer shall not be deemed a consent or waiver of any of the terms of this Section 2.7 with regard to any other future Transfer or encumbrance (including a Transfer incident to foreclosure of a consented to encumbrance), and no consent shall be binding unless set forth in writing and signed by the Lender.
(b) The Mortgagor covenants and agrees that the Lender may, at its sole option, elect to treat the Mortgagor’s mortgage, pledge, hypothecation or encumbrance, whether or not expressly subordinate to the Liens, assignments and security interests of this Mortgage, of the Mortgaged Property or any part thereof or interest therein, if such mortgage, pledge, hypothecation or encumbrance is not permitted by the Loan Agreement (any such mortgage, pledge, hypothecation or encumbrance not permitted by the Loan Agreement is hereinafter referred to as a “Pledge”) and the Mortgagor has not obtained the prior written consent of the Lender to such Pledge, as an Event of Default and thereupon may invoke any remedies permitted by this Mortgage. Without limiting the foregoing option, the Lender may (if it so elects) consent to any proposed Pledge and may require as a condition to its consent, detailed information with respect to such Pledge and further that the holder of such Pledge shall have executed a written subordination agreement in form and containing such terms as the Lender may require, including, without limitation, an express subordination of such Pledge and any indebtedness secured thereby to the Liens, assignments and security interests of this Mortgage and to the payment of the Indebtedness. The consent to any proposed Pledge shall not be deemed a consent or waiver of any of the terms of this Section 2.7 with regard to any other or future Pledge, and no consent shall be binding unless set forth in writing and signed by the Lender.

(c) Notwithstanding anything contained in subsections (a) or (b) of this Section 2.7 to the contrary, the Lender may not elect to treat as an Event of Default any Transfer or Pledge with respect to the Mortgaged Property or any interest therein (i) resulting from a farmout, joint operating, pooling, unitization or area of mutual interest agreement with a third party or parties which the Mortgagor enters into in the ordinary course of business in good faith and which the Mortgagor determines in good faith to be necessary for or advantageous to the economic development or operation of the Mortgaged Property and which would be deemed customary by a reasonably prudent operator under circumstances prevailing in the oil and gas industry in the general area of such portion of the Mortgaged Property, or (ii) to the extent that the Lender has granted its prior written consent to such Transfer or Pledge.
2.8. Intentionally Omitted.
2.9. Intentionally Omitted.
2.10. Intentionally Omitted.
2.11. Corporate Matters. The Mortgagor will maintain its corporate existence in the state of its incorporation and Mortgagor will not change its corporate name without first giving the Lender at least 30 days’ prior written notice and executing such supplements and amendments to this Mortgage and the Loan Agreement as the Lender may request. The Mortgagor is and will continue to be duly qualified to transact business in each state where the conduct of its business requires it to be so qualified, and will not, without the prior written consent of the Lender, consolidate with or merge with or into any other corporation unless such consolidation or merger is permitted by the Loan Agreement.
2.12. Compliance with Environmental Laws. The Mortgagor will not cause or permit the Mortgaged Property to be in violation of or do anything or permit anything to be done which will subject the Mortgaged Property to, any remedial obligations under any Environmental Law. The Mortgagor will not use the Mortgaged Property in a manner which will result in (i) the disposal or other release of any solid waste or hazardous substance on or to the Mortgaged Property, (ii) a release of a hazardous substance on or to the Mortgaged Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, or (iii) the release of any hazardous substance on or to the Mortgaged Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment and covenants and agrees to keep or cause the Mortgaged Property to be kept free of any hazardous waste or contaminants released by the Mortgagor and to remove the same (or if removal is prohibited by law, to take whatever action is permitted by law), promptly upon discovery and at its sole expense. In the event the Mortgagor fails to do so by the thirtieth day after receipt of notice of such failure from the Lender, the Lender may either declare an Event of Default under this Mortgage and exercise any and all remedies hereunder or cause the Mortgaged Property to be freed from the hazardous waste or contaminants released by the Mortgagor (or if removal is prohibited by law, to take whatever action is permitted by law), and the cost of the removal or such other action shall be a demand obligation owing by the Mortgagor to the Lender pursuant to this Mortgage and shall bear interest at the Default Rate. The

Mortgagor grants to the Lender and its agents and employees access to the Mortgaged Property and the license to remove the hazardous waste or contaminants released by the Mortgagor (or if removal is prohibited by law, to take whatever action is required by law) and agrees to indemnify and save the Lender harmless from all reasonable out-of-pocket costs and expense involved and from all claims (including, without limitation, consequential damages) asserted or proven against the same by any party in connection therewith. From time to time, after an Event of Default shall have occurred and be continuing, upon the reasonable request of the Lender, the Mortgagor will provide at the Mortgagor’s sole expense an inspection or audit of the Mortgaged Property from an engineering or consulting firm selected by the Mortgagor and approved by the Lender, which approval shall not be unreasonably withheld, indicating the presence or absence of such substances on the Mortgaged Property. If the Mortgagor fails to provide same after 10 days’ notice, the Lender may order same, and the Mortgagor grants to the Lender and its employees and agents access to the Mortgaged Property and a license to undertake the testing. The reasonable out-of-pocket cost of such tests shall be a demand obligation owing by the Mortgagor to the Lender pursuant to this Mortgage and shall bear interest at the Default Rate. As used in this Mortgage, the terms “hazardous substance” and “release” shall have the meanings specified in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently modified, supplemented or amended (herein called “CERCLA”), and for purposes of RCRA (as defined below) compliance the terms “solid waste” and “disposed” shall have the meanings specified in the Federal Resource Conservation and Recovery Act of 1976, as subsequently modified, supplemented or amended (herein called “RCRA”).
2.13. Environmental Indemnity. The Mortgagor agrees to indemnify the Lender and its respective shareholders, directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses (including, without limitation, attorneys’ fees and court costs), asserted against or incurred by the Lender at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of the Mortgagor set forth herein, (b) the failure of the Mortgagor to perform any obligation herein required to be performed by the Mortgagor regarding Environmental Laws, (c) any violation by Mortgagor on or before the Release Date (as hereinafter defined) of any Environmental Law in effect on or before the Release Date, and (d) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including, without limitation, the presence on the Mortgaged Property or release from the Mortgaged Property of hazardous substances or solid wastes disposed of or otherwise released on or prior to the Release Date), resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Mortgaged Property, regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence. The foregoing indemnity shall not apply with respect to matters solely caused by or arising out of the gross negligence or willful misconduct of the Lender. As used in this paragraph, the term “Lender” shall collectively mean and include not only the Lender but also any persons or entities owned or controlled by or affiliated with the Lender. The “Release Date” as used herein shall mean the earlier of: (i) the date on which the Indebtedness secured hereby has been irrevocably paid and performed in full and this Mortgage has been released, (ii) the date on which the Lien of this Mortgage is foreclosed or a deed in lieu of such foreclosure is fully effective, or (iii) the date on which the Lender or its designee assumes control of any of the Mortgaged Property pursuant to Section 5.10. The provisions of this paragraph shall survive the Release Date and shall continue thereafter in full force and effect.

ARTICLE 3 ASSIGNMENT OF PRODUCTION
3.1. Assignment. As further security for the payment of the Indebtedness, the Mortgagor hereby transfers, assigns, warrants and conveys to the Lender, all Hydrocarbons which are hereafter produced from and which accrue to the Mortgaged Property, and all proceeds therefrom; provided, however, the Mortgagor is hereby granted a license to exercise all of its rights with respect to the Hydrocarbons and the proceeds therefrom except during the continuance of an Event of Default, during which time such license shall be suspended. All parties producing, purchasing or receiving any such Hydrocarbons, or having such, or proceeds therefrom, in their possession for which they or others are accountable to the Lender by virtue of the provisions of this Article, are authorized and directed to treat and regard the Lender as the assignee and transferee of the Mortgagor and entitled in the Mortgagor’s place and stead during the continuance of an Event of Default to receive such Hydrocarbons and all proceeds therefrom; and said parties and each of them shall be fully protected in so treating and regarding the Lender, and shall be under no obligation to determine if an Event of Default is in fact continuing or to see to the application by the Lender of any such proceeds or payments received by it. If an Event of Default has occurred and is containing, the Mortgagor hereby authorizes and empowers the Lender to demand, collect and receive such Hydrocarbons and all proceeds therefrom, to execute any release, receipt, division order, transfer order and relinquishment or other instrument that may be required or necessary to collect and receive such Hydrocarbons or the proceeds therefrom, and the Mortgagor hereby authorizes and directs all pipeline companies, gathering companies and others purchasing such Hydrocarbons from the Mortgaged Property or having in their possession any Hydrocarbons from the Mortgaged Property or the proceeds therefrom, to, if an Event of Default has occurred and is continuing and upon notice thereof from the Lender, pay and deliver to the Lender all such Hydrocarbons or proceeds therefrom accruing. The Mortgagor agrees that all division orders, transfer orders, receipts and other instruments which the Lender may from time to time execute and deliver during the continuance of an Event of Default for the purpose of collecting or receipting for such production or the proceeds therefrom may be relied upon in all respects, and that the same shall be binding upon the Mortgagor, and the Mortgagor’s successors, heirs, legal representatives and assigns. The Mortgagor agrees to execute and deliver all necessary, convenient and appropriate instruments, including transfer and division orders, which may be required by the Lender in connection with the receipt by the Lender of such Hydrocarbons or the proceeds therefrom.
3.2. Application of Proceeds. All payments received by the Lender pursuant to Section 3.1 hereof shall be applied in accordance with the terms and provisions of the Loan Agreement.
3.3. No Liability of the Lender in Collecting. The Lender is hereby absolved from all liability for failure to enforce collection of any proceeds so assigned and from all other responsibility in connection therewith, except the responsibility to account to the Mortgagor for funds actually received.

3.4. Assignment Not a Restriction. Nothing herein contained shall detract from or limit the absolute obligation of the Mortgagor to make payment of the Indebtedness in accordance with the terms of the Loan Agreement and this Mortgage regardless of whether the proceeds from Hydrocarbons which are produced from and which accrue to the Mortgaged Property and which are assigned by this Article are sufficient to pay the same, and the rights under this Article shall be in addition to all other security now or hereafter existing to secure the payment of the Indebtedness.
3.5. Status of Assignment. Notwithstanding the other provisions of this Article, the Lender or any receiver appointed in judicial proceedings for the enforcement of this Mortgage shall have the right to receive all of the Hydrocarbons herein assigned and the proceeds therefrom during the continuance of an Event of Default and to apply all of said proceeds as provided in Section 3.2 hereof. Upon any sale of the Mortgaged Property or any part thereof pursuant to Article 5, the Hydrocarbons thereafter produced from the property so sold, and the proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Article.
3.6. Indemnity. (a) The Mortgagor hereby agrees to indemnify, reimburse and hold the Indemnitees (as defined in the Loan Agreement) harmless against all Indemnified Liabilities (as defined in the Loan Agreement) to the extent required by the Loan Agreement.
(b) The indemnity obligations of the Mortgagor contained in this Section 3.6 shall continue in full force and effect for the period provided in the Loan Agreement. All amounts owed by the Mortgagor to any Indemnitee pursuant to this Section 3.6 shall be payable, and bear interest, in accordance with the terms of the Loan Agreement.
(c) The obligations of the Mortgagor as set forth in this Section 3.6 shall survive the release of this Mortgage.
ARTICLE 4 EVENTS OF DEFAULT
4.1. Events of Default. If an Event of Default has occurred and is continuing, the Lender, at its option, may declare all Indebtedness secured hereby to be forthwith due and payable, without demand, presentment, notice of intent to accelerate, notice of acceleration, or notice or demand of any kind, all of which are hereby expressly waived by the Mortgagor.

ARTICLE 5 ENFORCEMENT OF THE SECURITY
5.1. Power of Sale. If an Event of Default has occurred and is continuing, the Mortgagor hereby authorizes and fully empowers the Lender to sell the Mortgaged Property and conveys the same to the purchaser as provided for and allowed by the laws of the State of North Dakota.
5.2. Judicial Proceedings. If an Event of Default has occurred and is continuing, in addition to any other remedy provided for or allowed by law, the Lender may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Mortgaged Property, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property, or for the enforcement of any other appropriate legal or equitable remedy.
5.3. Certain Aspects of a Sale. The Lender shall have the right to become the purchaser at any public sale held by the Lender or by any court, receiver or public officer, and the Lender shall have the right to credit the amount of the bid made therefor upon the amount payable out of the net proceeds of such sale to it. Recitals contained in any conveyance made to any purchaser at any sale made hereunder shall conclusively establish the truth and accuracy of the matters therein stated, including, without limiting the generality of the foregoing, nonpayment of the unpaid principal sum of, and the interest accrued on, the Indebtedness after the same has become due and payable, and advertisement and conduct of such sale in the manner provided herein.
5.4. Receipts to Purchaser. Upon any sale, whether made under the power of sale herein granted and conferred or by virtue of judicial proceedings, the receipt of the Lender, or of the officer making sale under judicial proceedings, shall be sufficient discharge to the purchaser or purchasers at any sale for his or their purchase money, and such purchaser or purchasers, or his or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Lender or of such officer therefor, be obliged to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof.
5.5. Effect of Sale. Any sale or sales of the Mortgaged Property, whether under the power of sale herein granted and conferred or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever either at law or in equity, of the Mortgagor of, in and to the premises and the property sold, and shall be a perpetual bar, both at law and in equity, against the Mortgagor, and the Mortgagor’s successors or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the property sold from, through or under the Mortgagor, or the Mortgagor’s successors or assigns. Nevertheless, the Mortgagor, if requested by the Lender so to do, shall join in the execution and delivery of all property conveyances, assignments and transfers of the properties so sold.

5.6. Application of Proceeds. The proceeds of any sale of the Mortgaged Property, or any part thereof, whether under the power of sale herein granted and conferred or by virtue of judicial proceedings, shall be applied in the manner and order provided for in the Loan Agreement.
5.7. Waiver of Appraisement, Marshalling, Etc. The Mortgagor agrees, to the full extent that such Mortgagor may lawfully so agree, that such Mortgagor will not at any time insist upon or plead or in any manner whatever claim the benefit of any appraisement, valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction, and the Mortgagor, for such Mortgagor and all who may claim through or under such Mortgagor, so far as such Mortgagor or those claiming through or under such Mortgagor now or hereafter lawfully may, hereby waives the benefit of all such laws. The Mortgagor, for such Mortgagor and all who may claim through or under the Mortgagor, waives, to the extent that such Mortgagor may lawfully do so, any and all right to have the Mortgaged Property marshalled upon the foreclosure of the Lien hereof, or sold in inverse order of alienation, and agrees that the Lender or any court having jurisdiction to foreclose such Lien may sell the Mortgaged Property as an entirety. If any law in this paragraph referred to and now in force, of which any Mortgagor or any Mortgagor’s successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this paragraph.
5.8. Costs and Expenses. All costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in protecting and enforcing its rights hereunder, shall constitute a demand obligation owing by the Mortgagor to the party incurring such costs and expenses and shall bear interest at the Default Rate, all of which shall constitute a portion of the Indebtedness.
5.9. Installment Foreclosures. Without limiting any of the powers of remedies provided elsewhere, the Mortgagor agrees that in the event the Indebtedness is payable in installments or includes, at any time, items of matured as well as unmatured indebtedness, the holder of the matured installments or items of Indebtedness, as the case may be, shall have the right, if an Event of Default has occurred and is continuing, to have the Mortgaged Property sold, subject to the part of the Indebtedness which is unmatured at the time the Lender is requested to make such sale, at a public or private sale to satisfy the Lien and security interest hereof securing the then matured portion of said Indebtedness and the Lender is expressly authorized and empowered to conduct such sale, which is called in this Section 5.9 “Installment Foreclosure.” Any Installment Foreclosure made under this Section 5.9 shall not affect the Lien, assignment and security interest of this Mortgage existing to secure that portion of the Indebtedness to which the sale is to be made subject. No Installment Foreclosure shall exhaust the power of the Lender to conduct future Installment Foreclosures nor in any way limit the powers of sale provided elsewhere in this Mortgage. The provisions elsewhere in this Mortgage relating to manner of conducting a public or private sale, including the posting, filing and giving of notices thereof, shall also apply to any Installment Foreclosure and the same presumptions shall be applicable to any deed and recital of the Lender therein contained in connection with an Installment Foreclosure and to any other affidavit as hereinabove provided.

5.10. Operation of the Mortgaged Property by the Lender. If an Event of Default has occurred and is continuing, in addition to all other rights herein conferred on the Lender, the Lender (or any person, firm or corporation designated by the Lender) shall have the right and power, but shall not be obligated, to enter upon and take possession of any of the Mortgaged Property, and to exclude the Mortgagor, and the Mortgagor’s agents or servants, wholly therefrom, and to hold, use, administer, manage and operate the same to the extent that the Mortgagor shall be at the time entitled and in their place and stead. The Lender, or any person, firm or corporation designated by the Lender, may operate the same without any liability to the Mortgagor in connection with such operations, except to use ordinary care in the operation of such properties and to account to the Mortgagor for all moneys earned by means of such operation, and the Lender or any person, firm or corporation designated by the Lender, shall have the right to collect, receive and receipt for all Hydrocarbons produced and sold from said properties, to make repairs, purchase machinery and equipment, conduct work-over operations, drill additional wells and to exercise every power, right and privilege of the Mortgagor with respect to the Mortgaged Property. When and if the expenses of such operations and development (including costs of unsuccessful work-over operations or additional wells) have been paid and the Indebtedness paid, said properties shall, if there has been no sale or foreclosure, be returned to the Mortgagor.
ARTICLE 6 MISCELLANEOUS
6.1. Advances by the Lender. Each and every covenant herein contained shall be performed and kept by the Mortgagor solely at the expense of the Mortgagor. If the Mortgagor shall fail to perform or keep any of the covenants of whatsoever kind or nature contained in this Mortgage, the Lender, or any receiver appointed hereunder, may, but shall not be obligated to, make advances to perform the same on behalf of such Mortgagor, and the Mortgagor hereby agrees to repay such sums upon demand plus interest at the Default Rate. No such advance shall be deemed to relieve the Mortgagor from any default hereunder or any Event of Default.
6.2. Defense of Claims. The Mortgagor will notify the Lender, in writing, promptly of the commencement of any legal proceedings affecting the Lien hereof or the Mortgaged Property, or any part thereof, and will take such action, employing attorneys agreeable to the Lender, as may be necessary to preserve the Mortgagor’s and the Lender’s rights affected thereby; and should the Mortgagor fail or refuse to take any such action, the Lender may, upon giving prior written notice thereof to the Mortgagor, take such action on behalf and in the name of the Mortgagor and at the expense of the Mortgagor. Moreover, the Lender may take such independent action in connection therewith as it may in its discretion deem proper, the Mortgagor hereby agreeing that all sums advanced or all expenses incurred in such actions plus interest at the Default Rate will, on demand, be reimbursed to the Lender, or any receiver appointed hereunder.

6.3. Mortgaged Property to Revert. If the Indebtedness shall be paid in full and the covenants herein contained (other than contingent indemnity obligations) shall be fully performed, then all of the Mortgaged Property shall revert to the Mortgagor and the entire estate, right, title and interest of the Lender shall thereupon cease; and the Lender in such case shall, upon the request of the Mortgagor and at the Mortgagor’s cost and expense, deliver to the Mortgagor proper instruments acknowledging satisfaction of this Mortgage.
6.4. Renewals, Amendments and Other Security. Renewals and extensions of the Indebtedness may be given at any time and amendments may be made to agreements relating to any part of the Indebtedness or the Mortgaged Property and the Lender may take or may now hold other security for the Indebtedness without notice to or consent of the Mortgagor. The Lender may resort first to such other security or any part thereof or first to the security herein given or any part thereof, or from time to time to either or both, even to the partial or complete abandonment of either security, and such action shall not be a waiver of any rights conferred by this Mortgage, which shall continue as a first Lien upon the Mortgaged Property not expressly released until the Indebtedness secured hereby is paid in full.
6.5. Instrument an Assignment, Etc. This Mortgage shall be deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, financing statement, real estate mortgage, or security agreement, and from time to time as any one or more thereof.
6.6. Unenforceable or Inapplicable Provisions. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of the Lender in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. Any reference herein contained to a statute or law of a state in which no part of the Mortgaged Property is situated shall be deemed inapplicable to, and not used in, the interpretation hereof.
6.7. Rights Cumulative. Each and every right, power and remedy herein given to the Lender shall be cumulative and not exclusive; and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Lender, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission by the Lender in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Without in any respect limiting any of the foregoing, the Lender may exercise any or all of the rights and powers and pursue any and all of the remedies available to a secured party under the UCC as now or hereafter in effect.

6.8. Waiver by the Lender. Any and all covenants in this Mortgage may from time to time by instrument in writing signed by the Lender be waived to such extent and in such manner as the Lender may desire, but no such waiver shall ever affect or impair the Lender’s rights or Liens hereunder, except to the extent specifically stated in such written instrument.
6.9. Successors and Assigns. This Mortgage is binding upon the Mortgagor and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns, and the provisions hereof shall likewise be covenants running with the land.
6.10. Article and Section Heading. The article and section headings in this Mortgage are inserted for convenience and shall not be considered a part of this Mortgage or used in its interpretation.
6.11. Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation, in any particular county portions of Exhibit A hereto which describe properties situated in counties other than the county in which such counterpart is to be recorded may have been omitted.
6.12. Special Filing as Financing Statement. This Mortgage shall likewise be a security agreement and a financing statement and the Mortgagor hereby grants to the Lender, its successors and assigns, a security interest in all personal property, fixtures, accounts, inventory, equipment, contract rights and general intangibles described or referred to in Granting Clauses (a) through (g) herein and all proceeds from the sale, lease or other disposition of the Mortgaged Property or any part thereof. This Mortgage shall be filed for record, among other places, in the real estate records of each county in which the Oil and Gas Leases and the Lands described in Exhibit A hereto, or any part thereof, are situated, and, when filed in such counties shall be effective as a financing statement covering fixtures located on oil and gas properties (and accounts arising therefrom) which are to be financed at the well head of the wells located on the real estate described in Exhibit A attached hereto.
6.13. Notices. Any notice, request, demand or other communication which may be required or permitted to be given or served upon the Mortgagor or the Lender shall be in writing and shall be given in the manner, and deemed received, as provided in the Loan Agreement. All such notices, requests, demands or other communications shall be addressed to the applicable party at its address specified in the Loan Agreement or to such different address as such party shall have designated by written notice to the other party. The addresses of the parties hereto for notices under the UCC are the addresses set forth for such parties in the introductory paragraph of this Mortgage.
6.14. Governing Law. The Indebtedness and this Mortgage have been created pursuant to the laws of the State of North Dakota; it being the express intent and agreement of the Mortgagor and the Lender that this Mortgage be construed and governed in accordance with the laws of the State of North Dakota.

6.15. Conflict of Terms. In the event there exists any conflict in the terms, conditions, or provisions appearing in this Mortgage and the Loan Agreement, the terms, conditions, and provisions provided for in the Loan Agreement shall prevail over this Mortgage.
IN WITNESS WHEREOF, the Mortgagor has executed or caused to be executed as of the day, month and year first above written.

MORTGAGOR: American Oil & Gas Inc.
By:
Name:
Title:

STATE OF	)
	)	§
COUNTY OF	)
The foregoing instrument was acknowledged before me this  _____  day of                     ,                      by                     , the                      of American Oil & Gas Inc., a Nevada corporation, on behalf of the corporation.

Notary Public County of
State of